News Release
For Immediate Release

OccuLogix Receives Nasdaq Delisting Letter and Confirms Intention to Appeal

Toronto, ON—March 20, 2008— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) announced today that, on March 18, 2008, it had received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company had not regained compliance with Marketplace Rule 4450(a)(5), the minimum bid price rule, and that the Company’s securities are therefore subject to delisting from The Nasdaq Global Market.  The Company had announced previously that Nasdaq had notified the Company on September 18, 2007 of its non-compliance with the minimum bid price rule and that it had been provided with 180 calendar days, or until March 17, 2008, to regain compliance.  In its letter of March 18, 2008, Nasdaq also noted that, based on information contained in the Company’s Annual Report on Form 10-K for the financial year ended December 31, 2007, the Company does not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The Nasdaq Global Market set forth in Marketplace Rule 4450(a)(3).

The Company confirmed its intention to appeal this delisting determination to a Nasdaq Listing Qualifications Panel.  The Company’s request for a hearing before a Nasdaq Listing Qualifications Panel will stay the delisting of the Company’s securities pending the resolution of the appeal.

About OccuLogix, Inc.

OccuLogix (www.occulogix.com) is a healthcare company focused on ophthalmic devices for the diagnosis and treatment of age-related eye diseases.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company.  These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements.  Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Stephen Kilmer
(905) 690-2400
stephen.kilmer@occulogix.com or stephen@kilmerlucas.com